EXHIBIT 99.1
Final Transcript
Conference Call Transcript
CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Event Date/Time: Oct. 17. 2007 / 11:00AM ET

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Final Transcript

Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Laurie Van Raemdonck
Champion Enterprises, Inc. — VP, IR
Phyllis Knight
Champion Enterprises, Inc. — CFO, EVP, Treasurer
Bill Griffiths
Champion Enterprises, Inc. — Chairman, President, CEO
CONFERENCE CALL PARTICIPANTS
John Diffendal
BB&T Capital Markets — Analyst
Jay McCanless
FTN Midwest — Analyst
Ian Zaffino
Oppenheimer Funds — Analyst
Kathryn Thomson
Avondale Partners — Analyst
Joe Plevelich
Schneider Capital Management — Analyst
PRESENTATION
Operator
Good morning and welcome to Champion Enterprises third quarter 2007 conference call. All participants will be in a listen-only mode until the question and answer session of the call. This call is being recorded at the request of Champion Enterprises. If anyone has any objections, you may disconnect at this time. I would now like to turn the call over to Laurie Van Raemdonck, Vice President of Investor Relations. Laurie, you may proceed.
Laurie Van Raemdonck - Champion Enterprises, Inc. — VP, IR
Thank you and welcome to Champion’s third quarter 2007 conference call. Yesterday, the Company issued its press release with the results for the quarter ended September 29, 2007. A copy of the release is available on our web site at www.championhomes.com and on many financial web sites. A telephone replay of the call will be available approximately one hour after the conclusion of this call and through October 31, 2007. Replay information is available in our press release and will be provided at the end of the call. A web cast replay will be available on our web site for 90 days.
This morning, we are joined by Bill Griffiths, Chairman, President and CEO; and Phyllis Knight, Executive Vice President and CFO. They will make some initial remarks regarding our results and current business trends, and then open the call to questions.
Also, as a reminder, comments made by the Company during this conference call may contain forward-looking statements that involve risks and uncertainties. Listeners are cautioned that these statements are only predictions and may differ materially from actual future events or results. Please refer to the documents filed by Champion with the SEC, including, without limitation, its reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including statements regarding potential changes to the Company’s capital structure, business strategies, financial projections, backlogs, operational improvement initiatives, order rates, industry projections and commercial modular opportunities. All forward-looking statements are based on information available to Champion today and the Company assumes no obligation to update such statements.

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Final Transcript

Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
With that said, I would like to turn the call over to Phyllis Knight. Phyllis?
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
Thank you, Laurie. Good morning and welcome to our third-quarter conference call. To begin, I will review our financial results in detail. Bill will then follow with comments on our results, market conditions and strategy, then we will open the call to questions.
We are pleased to report an improved third quarter today, where despite persistent downward pressure from the US housing market, we were able to grow our revenues while improving our earnings more dramatically. Champion’s diversification strategy is working well as strong markets in the UK and Canada are helping us to overcome the housing struggles here in the US.
Further, our liquidity position remains strong and we’re working on a strategy to address our capital structure which will allow us to put debt covenant pressures in the review mirror without using our cash to pay down debt. We’re doing this because continued growth and diversification are at the forefront of our outgoing strategy and our cash resources are key to its execution.
Now onto the specifics for the quarter. Total revenues this quarter increased 3% to $357.7 million compared to $346.5 million in the third quarter of 2006. Income from continuing operations before income taxes increased 33% to $15.5 million compared to $11.6 million last year and net income for the quarter increased 43% to $12.9 million, or $0.17 per diluted share, compared to $9 million, or $0.12 per diluted share, in the prior year.
Turning to our segments, our North American manufacturing segment net sales totaled $260.4 million this quarter, a decrease of 11% as compared to last year’s $293.4 million after a 17% drop in unit sales. HUD code and other segment revenues decreased 12% to $180 million for the quarter, while revenues from the sale of modular homes totaled $80 million, down 10% from $89 million a year ago. Demand in western Canada remains strong, and as a result, our shipment of 441 Canadian manufactured homes represents an increase of 38% over last year and 3% over last quarter.
The average selling price per modular unit increased to $77,000 compared to $68,400 last year and $75,000 last quarter. The average HUD code unit was down slightly to $44,300 as compared to $45,900 last year and $45,400 last quarter.
Manufacturing segment income increased to $20.2 million this quarter compared to last year’s $19.6 million, resulting in an improved segment margin of 7.8% versus 6.7% last year. Segment income for the third quarter of last year was reduced by an impairment charge of $1.2 million related to a plant closure. While our unit sales are down, this increase in overall profitability is in part a result of our strict focus on capacity rationalization and engaging in profitable business which provides an acceptable return on our capital.
Capacity utilization stood at approximately 60% again this quarter, the same as last quarter, but down slightly from last year’s third quarter rate of 64%. Our manufacturing segment backlogs at the end of the quarter totaled $64 million compared to $78 million reported a year ago and $68 million last quarter. The year-over-year decline was caused by our Canadian operations where you may recall our production allocation schedule was implemented during the fourth quarter last year, limiting incoming order rates, and therefore backlogs, to a forward three-month period. US quarter-end backlogs were 48% higher than a year ago despite lower incoming order rates as a result of our prior plant closures and reduced work force levels, resulting in our remaining plants operating more efficiently.
Our International segment had another record quarter. Sales grew to $85.3 million compared to $30.9 million in the third quarter of 2006 and are on pace to likely surpass the guidance we’ve previously discussed of $250 million for the full year. International segment income grew to $6.4 million for the quarter from $2 million last year on increased sales and an improved segment margin of 7.5% compared to 6.3% in the third quarter of 2006.
International segment backlog continued to build with contracts and orders pending contracts under framework agreements totaling approximately $275 million at quarter end compared to last quarter’s $245 million, sufficient to give us good visibility deep into 2008.
Our Retail segment reported revenues of $18.2 million this quarter, compared to $31.4 million in the third quarter of 2006. Retail segment income was $0.7 million for the quarter, flat to last quarter, but down from $2.4 million last year. The segment margin stood at 3.8% which was improved over last quarter’s 3.1% on lower sales, but was off from 7.7% last year. During the quarter, this business continued to be affected by lower unit sales, difficult pricing comparisons, greater level of aged inventory and pressures from the generally weak housing markets throughout

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
California. While we fully expect the Retail segment to remain profitable, conditions in California are still difficult, and as such, a substantial recovery for this segment is not likely in sight for the next several quarters.
Turning to some other financial metrics, our net interest expense for the quarter totaled $3.9 million compared to $4.2 million last year. Our general corporate expenses of $6.7 million were down $500,000 or 7% compared to $7.2 million for the comparable quarter of 2006. Our income tax expense for the quarter was flat with last year at $2.6 million, but at a lower effective tax rate of 16.7% compared to last year’s rate of 22.3%.
The reduced tax rate was a result primarily of the impact of the announcement of the lower tax rate going forward in the UK and its impact on our deferred tax liabilities. Our estimated effective tax rate for the year, however, remained stable at approximately 19% before onetime items.
We ended the quarter with $111.3 million of cash, up $6.5 million from $104.8 million at the end of the second quarter. While operating cash flow of $4.7 million was less than we expected due to a timing difference in collections in our International segment, we collected these receivables early in October and as a result anticipate operating cash to improve next quarter. We’ve generated close to $30 million of free cash flow year to date and remain optimistic that we’ll surpass last year’s $42 million of free cash flow for the full year.
Finally, an update on the financial covenants in our credit facility. Our leverage ratio at quarter end as defined in the credit agreement improved to 4.1 times from 4.3 times last quarter, and our interest coverage was 3.1 times, up from 2.9 times last quarter. Both ratios were well within the current requirements, as amended. As I mentioned earlier, we do expect to take further action with respect to our capital structure yet this year.
So, with that, I’ll turn the call over to Bill.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Thank you, Phyllis. As you all know by now, the US housing industry continues to be a tough place to do business. Despite this, however, we are reporting a very respectable third quarter, driven by two key elements of our strategy — first, a substantial increase in revenues from our Caledonian operations of 7.5% margins; and secondly, a substantial increase in North American manufacturing segment margins to 7.8%. This improvement came about despite an 11% drop in revenues and a 17% drop in unit volumes and was attained through efficiency initiatives and matching capacity to current industry conditions.
Since the third quarter of last year, we have reduced our capacity by approximately 20%. All of our employees in our manufacturing operations are to be congratulated as our internal operational improvement initiatives continue to gain traction.
As we have said before, improving our core operations is key to funding our overall strategy — growth through diversification. This diversification continues to show positive results. This quarter, almost half of our revenues were non-HUD code with domestic modular accounting for 22% and Caledonian 24%. We expect this trend to continue into the fourth quarter with Caledonian on track to exceed their third quarter performance.
We are also optimistic about our North American operations. While overall backlogs are $64 million, down slightly from the last quarter, our U.S. backlogs are up 48% compared to last year and flat to last quarter. Modular now accounts for 54% of the backlog compared to 46% last year and 50% last quarter. As Phyllis pointed out, the implied reduction in Canadian backlogs is as a result of the policy change, not business conditions as in fact we expect continued strong performance from our Canadian operations next quarter and into the foreseeable future.
We are starting to see a normal seasonal decline in order rates, but this decline is nowhere near as precipitous as it was last year. You will recall that this drop at the end of the third quarter and the beginning of the fourth quarter last year was driven by a very rapid 40% decline in industry shipments to California, Arizona and Florida. Since December of 2006, shipments to these three states have flatlined at about 1250 units per month and we see no reason for any further declines in these shipment numbers.
Conversely, Texas has shown steady improvement over this period and we have been encouraged by relative strengthening in the Midwest and Northeast. As we said earlier in the year, we expected the second half to be stronger than both last year and the first half of this year. Our third quarter results demonstrate this trend and we anticipate the fourth quarter, although seasonally lower, to follow a similar path. Our current order rates and our stronger backlog position should result in a better fourth quarter than last year.
We also expect to see improvement in 2008 in both our domestic residential modular and our HUD code business, although growth in both segments is likely to be in the single-digit range as the U.S. housing industry will likely struggle for another year. However, if California, Arizona

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
and Florida recover sooner as a result of a leveling of the playing field with respect to financing, we could see a rapid double-digit improvement in shipments.
Such a HUD code recovery we view as pure upside, and as such, we will continue to actively pursue diversification opportunities, both organically and through acquisitions. We are actively considering opportunities to develop a larger commercial modular presence in the U.S., as well as expanding our international footprint.
This diversification strategy has served us well this year, and along with our operations improvement initiatives has allowed us to post solid performance in what will go down in history as one of the worst years ever in every segment of the US housing industry.
And with that, I would now like to open the call for questions. Operator?
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). John Diffendal, BB&T Capital Markets.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Thanks for the patience. I apologize to everybody here for the technical problems. Hopefully we can get enough people back on to get your questions.
John Diffendal - BB&T Capital Markets — Analyst
I don’t know who’s going to be on, but —
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
There are 20 back on the call, apparently.
John Diffendal - BB&T Capital Markets — Analyst
Congratulations on the quarter, guys. Just a couple of things. Bill, you mentioned that Caledonian looks to exceed the $250 million, and I thought I heard you say that you thought it would be similar to the third quarter. If they do $250 million on a revenue basis, it would drop off to like $61 million. Are you saying that you expect the revenues to be similar in the fourth quarter to the third? I seem to remember that it should build up into the March quarter.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Right. I said, in fact, that we expect their revenues [virtually] exceed last quarter’s, which would certainly put us beyond the $250 million.
John Diffendal - BB&T Capital Markets — Analyst
Exceed Q3?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Yes.
John Diffendal - BB&T Capital Markets — Analyst
Okay, great. That would also seem — I mean, I’m trying to think about a run rate for next year. Are they running pretty full out at the $80 million plus number?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Yes, and they will certainly go into the year at that run rate. Our expectation is that the bubble of revenues caused by very high prison spending will start tapering off as we go through next year. But as of right now, they do not have an immediate capacity limitation.
John Diffendal - BB&T Capital Markets — Analyst
Going back to domestic backlog, I remember on the last call, you all gave a data point saying it was actually up about 14% from the close, which implied a sort of mid $70 million number in late July — mid to late July. Can you give us — and I assume it is, like you say, seasonally sliding off a little bit. So is it falling off a little from where we are at the end of the quarter to here?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Yes, John, I don’t actually have that data point in front of me. But, yes, as you would expect, the order intake rates are starting to drop off. But I think the message is, at this point, we’re not seeing anything like we did last year. I would categorize this as a normal seasonal decline and that, coupled with the relative strength of our backlogs this year compared to last year, would lead you to believe we should have a better fourth quarter.
John Diffendal - BB&T Capital Markets — Analyst
Of course, one of the sort of the difficulties in these weaker quarters, especially the March quarter, is trying to figure out that margin. That margin you generated was the kind of margin you were generating in 2005 when your backlogs were in the $125 million plus area.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Right, and you know, as we’ve said, we’ve been actively trying to match our capacity, not only the physical manufacturing footprint but labor levels, throughput levels in each of the plants. We’re trying to match that as closely as we can to industry levels, even as they decline seasonally as well.
John Diffendal - BB&T Capital Markets — Analyst
Right. So, I think you were like — your margins last year was about 6% in the fourth quarter and it obviously — which should fall off. But you are expecting some improvement relative to last year’s number on margins.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Kind of hard to get pinned down on that one.
John Diffendal - BB&T Capital Markets — Analyst

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
That’s fine. Just one last thing. On corporate expense rate, it did improve very nicely sequentially and against last year. Can you give us some help — when we get in the fourth quarter, there may be some bonus adjustments, things that do that. Can you give us a sort of sense on what that run rate might be going forward on the corporate expense line?
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
John, I would guess that the fourth quarter will look more like the second quarter, kind of in the mid $7 million range, so likely up from what we just reported.
John Diffendal - BB&T Capital Markets — Analyst
Thank you and congratulations.
Operator
Jay McCanless, FTN Midwest.
Jay McCanless - FTN Midwest — Analyst
I wanted to clarify and talk about international a little bit more. Did I understand you correctly that for fiscal 2008, should we expect roughly $80 million plus or minus maybe $10 million in run rate revenues for each quarter of fiscal 2008? Is that what we should be expecting?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
It’s probably too — we will certainly go into the year bracketing that number. I could be a little less, could be a little more. But generally, that kind of run rate. We don’t have enough clarity for the second half of the year yet to be able to talk about that definitively.
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
I think, Jay, one of the things we have talked with you some about — the prison business gives us an extra nice kind of revenue pop, because we do a lot of the site work in that business as well. So, if as we expect, as we get deeper into 2008, we’re doing less prison business, because that sort of extra spending we’re taking advantage of now starts to taper off. As a result, we replace the factory capacity with other types of products. We could well see a drop in the revenues later in the year. So I wouldn’t expect, as you get into third and fourth quarter next year, that an $80 million revenue rate is something you should count on.
Jay McCanless - FTN Midwest — Analyst
Okay. Is there any type of time-frame you all would be willing to attach to the $275 million in backlog right now? When do you expect — if you didn’t bring in anything from now until whenever that runs out — how long should we expect that $275 million to run?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Well, it will run certainly through next year, but because some of those contracts will likely spill over even into the early part of 2009 on sort of a tapering-off basis. So, you shouldn’t think of it all as all sort of being in the next four quarters, necessarily.
Jay McCanless - FTN Midwest — Analyst
Then coming back to the States for a minute, if you exclude the four plants that I believe you have supplying the Canadian code business, what do the backlogs look like at your other HUD and mod facilities in weeks? Is it two weeks, three weeks? Where do we stand now?

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Yes, it’s — I would say on average, it’s a little under two weeks.
Jay McCanless - FTN Midwest — Analyst
Has that been slowing down as the quarter has gone along, or what is your sense of it? I mean, normal seasonal slowdown, but do you think it’s been accelerated beyond the seasonal trends?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
No, the backlogs have remained fairly steady and pretty stagnant throughout the quarter completely.
Jay McCanless - FTN Midwest — Analyst
Then my final question is about the credit facility. I know you discussed in your prepared remarks that you’re going to be addressing it sooner rather than later. Do you expect to add some dry powder to that facility when you go to get it renegotiated?
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
It’s possible. It’s maybe just a little bit too early to tell.
Jay McCanless - FTN Midwest — Analyst
Then, just as a follow-on to that, with the announcement that we saw from Origen yesterday, I know that you all aren’t in the securitization business, but should we read from that successful securitization that bankers are more willing to talk to manufactured housing right now, that the lending environment may be opening up and softening up a little bit for manufactured housing companies?
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
Well, I really don’t think the credit markets generally, at least as relates to Champion, are any more difficult for us than they are for any other company right now, although I would say that for a traditional builder, they are very difficult right now. But I don’t expect difficultly in convincing kind of the credit marketplace that we’re not anything like a traditional site builder, and therefore, won’t be affected by the severe negatives that they are dealing with.
So, I don’t know that the Origen thing is any sign one way or the other. I think we will be looked at in the credit markets like a manufacturer, and credit markets will kind of look at our results and our free cash flows and not be focused — we’ll work hard to make sure they are not as focused on thinking of us as a homebuilder per se. Did that answer your question?
Jay McCanless - FTN Midwest — Analyst
Yes it does, thank you.
Operator
Ian Zaffino, Oppenheimer Funds.
Ian Zaffino - Oppenheimer Funds — Analyst

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Good quarter. A couple of questions here. On the backlog, can you give us a little bit more granularity as far as what regions had driven that backlog, and what the breakdown, I guess, between manufactured and modular is? How much did each component drive it, and what are you seeing as far as October rate orders etc. (multiple speakers)?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
The split at the end of the quarter was 56% mod — sorry, 54% and 46% HUD.
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
Of the US backlog.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Of the US only.
Ian Zaffino - Oppenheimer Funds — Analyst
Right, that’s what I was talking about.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Which is a switch from last year, which was the reverse, at the end of last quarter was about 50%/50%. So, you could see in the US that the modular backlogs had been increasing as a percentage of the total.
Phyllis Knight - Champion Enterprises, Inc. — CFO, EVP, Treasurer
I would add in, I think it’s fair to say that our backlogs in California and Florida remain very, very low. So we really haven’t seen any indication that business in either of those important markets is really getting any better. It’s stable. So, the backlogs are really in the rest of the markets in the US.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
That’s part of the reason I think you see the trend towards modular. It’s as much as anything that the most important HUD code states are still pretty flat.
Ian Zaffino - Oppenheimer Funds — Analyst
When you said that there’s no reason to see declines in shipments, that was in California, Florida and Arizona, or that was —?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Right. In those three states. If you actually plot the shipment numbers of those three states combined for the last 18 months, you will see a very rapid decline starting in September, October and November of last year. Then it reached a level in December and really hasn’t changed since December of last year. It’s been flatlined at about 1,250 units a month for the three combined.

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Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
So, you know, it’s been like that through all of this downturn in the housing cycle. We just don’t see any catalyst that makes it any worse. We all believe that those markets will recover. I think the positive is, when that happens — and of course nobody knows when that’s likely to be — our belief is it will increase again as rapidly as it dropped.
So, when it happens, I think it’s going to be sudden, which is why we’re not convinced today that that’s going to be 2008, but it could be. But when it happens — if it doesn’t happen, we think low single digits, mid single digits in terms of overall growth next year. If it happens, that could easily leapfrog to double-digit growth.
Ian Zaffino - Oppenheimer Funds — Analyst
So that seems to be different than what you had indicated in the past. In the past, you had said, look, we’re not going to see a hockey stick recovery. Now you’re kind of indicating that we may.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Well, I’m still not saying that we will. Because I don’t think it’s, real, as I sit here today, I’m not sure we have the visibility to say that’s likely to happen in 2008. But I think at some point in time, those markets are going to come back, and when it does, I do think it will come back. But it’s going to be a rapid double-digit increase and then it’s going to flatline again. It’s not going to keep going, I don’t think.
Ian Zaffino - Oppenheimer Funds — Analyst
Then, we talked about looking forward some of the seasonality you faced in the fourth quarter. Given the strength internationally, is there a potential that we could see a sequential improvement in the bottom line here, or are we still going to see kind of the seasonal decline in the bottom line from the third quarter?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
I think it’s pretty unlikely that we’ll see a sequential improvement.
Ian Zaffino - Oppenheimer Funds — Analyst
So we’ll see that seasonal decline. Then lastly, if I can just ask more of a conceptual question, is it seems like modular has driven most of your backlog. What I guess doesn’t make sense here is modular tends to be a little bit more closely linked to the site-built market, where HUD tends to have the countercyclicality. So, how do you explain really the strength in modular? Is that just the market widely adopting modular structures, and then them doing that and then eventually when we do see the countercyclicality of HUD, we get even a bigger boost in backlogs? Or how should we be kind of putting all these data points together?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Well, I think first of all, we have said consistently that we feel that modular should outpace the industry statistics. While we have been disappointed about how low that business has been this year, we are starting to see some very slight and gradual improvement relative to site-built statistics.
But, I think more importantly, the countercyclicality of HUD code has up until this point really been a theory. Because as we stand — as we sit here today, it has dropped year over year by a very similar amount to the site-built industry. So, we really haven’t seen any of that countercyclicality kick in yet.
But, as we have said before, I think there are a lot of things on the table that are all potentially positive for HUD code that just haven’t been there before, not the least of which is the inability of people at the lower end of the housing market to get into a site-built house now and for the foreseeable future, which will ultimately push them back down into the manufactured housing space. We don’t think that has happened yet. But we do think we will start to see that as we go through next year. Does that answer that question?

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Final Transcript

Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Ian Zaffino - Oppenheimer Funds — Analyst
That does, and thank you very much. Good quarter again.
Operator
Kathryn Thomson, Avondale Partners.
Kathryn Thomson - Avondale Partners — Analyst
Not to beat a dead horse on the domestic backlog question, but you indicated in the call and in the Q&A that backlogs sequentially are approximately flat.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Correct. In the US.
Kathryn Thomson - Avondale Partners — Analyst
Given seasonality, wouldn’t this be interpreted as a pretty good thing? Because if we are going through the seasonally slow quarter, wouldn’t you expect a decline in backlogs?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
We do view it as a good thing. But I think if you look back in history and take out the anomalies, generally as we enter this part of the fourth quarter, backlogs are often pretty similar to what they were at the beginning of the prior quarter. It’s kind of the end of October when that starts working itself out. Historically, October has been a very strong month for manufactured housing. It’s after that that it really sort of tapers off. Last year was the exception, where it plummeted earlier. But yes, it’s a positive thing.
Kathryn Thomson - Avondale Partners — Analyst
So, just seeing flat is normal and a good thing, from your perspective — just to triple-reiterate.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Yes.
Kathryn Thomson - Avondale Partners — Analyst
Also, I’m just trying to reconcile the disparity between combined modular and US unit shipments were down about 21% versus that 48% increase in US backlogs. Can that the explained by what you said earlier, the 20% capacity reduction year over year?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
Yes, absolutely. That is absolutely the bulk of it.
Kathryn Thomson - Avondale Partners — Analyst

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Final Transcript

Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Is there anything else we should take into consideration to explain that differential?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
I don’t think so. I think really, the capacity adjustments explain it all.
Kathryn Thomson - Avondale Partners — Analyst
Going forward, would you be willing to provide more unit information for US backlogs, just so we can have an apples-to-apples comparison going forward?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
We’ll take that under advisement. Let me think about it.
Kathryn Thomson - Avondale Partners — Analyst
Also in California, Arizona and Florida, you indicated in the last quarter you are seeing some stabilization. Any update on this? California, Arizona (multiple speakers)?
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
I think that’s the point I was making with the data points. When we actually analyze the data, after the drop that ended in November of last year, if you actually look at the data from December through August shipment levels, it is stable and flat. Not getting better, not getting any worse.
Operator
(OPERATOR INSTRUCTIONS). Joe Plevelich, Schneider Capital Management.
Joe Plevelich - Schneider Capital Management — Analyst
A quick question on international — trying to see if you have a target margin for 2008 and beyond and if the prison sales had a better margin than some of the other stuff you are doing there.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO
We are really not in a position yet to give any margin guidance for 2008. We’re just going into our budgeting cycle for next year. So, we don’t have visibility on that ourselves right now. But, I would not expect to see material movement in Caledonian’s margins in either direction. So, hopefully that gives you at least some idea. If we are in a position to clarify that when we have our next call, we certainly will.
Operator
There are no further questions at this time. I would like to apologize for the technical issue that you all have experienced and any problems this may have caused.
Bill Griffiths - Champion Enterprises, Inc. — Chairman, President, CEO

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Final Transcript

Oct. 17. 2007 / 11:00AM ET, CHB — Q3 2007 Champion Enterprises, Inc. Earnings Conference Call
Thank you, operator. We apologize on our behalf, too. As always, if anybody is on the call that has further questions, please call Laurie, Phyllis or myself here in the office and we will be happy to answer further questions this afternoon. Thank you for your patience, everybody.
Operator
This concludes Champion’s third-quarter 2007 conference call. I would like to remind you that a telephone replay of the call will be available approximately one (technical difficulty) from now through Wednesday, October 31, 2007. To access the telephone replay, please call 888-286-8010 for domestic callers or 617-801-6888 for international callers. The pass code is 10494354. The webcast replay will be available on the Company’s website for 90 days under the Investor Relations link. You may now disconnect. Thank you and have a good day.

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